April 12, 2010	TSX Venture Exchange Symbol: MDW
NYSE Amex Symbol: MDW

 Website: www.midwaygold.com

Midway closes private placement

Midway Gold Corp. ("Midway") is pleased to announce that it has completed a non-brokered private placement (the "Private Placement") of units ("Units"), at a subscription price of Cdn$0.60 per Unit, and for gross proceeds of Cdn$800,000.

Each Unit is comprised of one common share (a "Share") and one share purchase warrant (a "Warrant") of Midway.  Each Warrant entitles the holder to purchase one additional Share of the Company (a "Warrant Share") up to and including October 9, 2011 (the "Expiry Date") at an exercise price dependent upon the time of exercise, as follows:  Cdn$0.70 if exercised on or before October 9, 2010; Cdn$0.80 if exercised after October 9, 2010 but on or before April 9, 2011; and Cdn$0.90 if exercised after April 9, 2011 but on or before the Expiry Date.

None of the Shares and Warrants issued pursuant to the Private Placement and any Warrant Shares issued upon the exercise of the Warrants (together, the "Securities") have been registered under the United States Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold unless registered thereunder or pursuant to an exemption from such registration requirements.  The Securities are also subject to a hold period expiring on August 10, 2010 in accordance with the policies of the TSX Venture Exchange and applicable Canadian securities laws.

Midway intends to use the net proceeds of the private placement to fund its development and exploration activities on its Nevada and Washington properties and for general corporate purposes.

This news release does not constitute an offer to sell or a solicitation of an offer to by any of the Securities.

Midway is a precious metals exploration company listed on the NYSE Amex and Tier-1 of the TSX Venture Exchange.  Its primary focus is discovering and developing high-grade gold resources in environmentally favorable deposits within politically stable regions known for large gold endowments.

ON BEHALF OF THE BOARD

“Daniel Wolfus”

______________________________

Daniel Wolfus, Chairman and CEO

For further information, please contact R.J. Smith at Midway Gold Corp. at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.